Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC ANNOUNCES SHARE REPURCHASE PLAN

WESTLAKE VILLAGE, CALIFORNIA, March 12, 2020 – LTC Properties Inc. (NYSE: LTC), a real estate investment trust investing in seniors housing and health care properties, today announced that its Board of Directors has authorized plans for the repurchase of an aggregate of up to 5,000,000 shares of its outstanding shares of common stock.

“We have consistently maintained a conservative balance sheet and high liquidity to provide us with the ability to create shareholder value as opportunities arise. We believe the current environment presents a unique opportunity for LTC to invest in itself and enhance shareholder value,” said Wendy Simpson, LTC’s CEO and President. “As previously announced, we expect to complete the sale of certain assets in the very near future, and LTC’s board and management believe that the most accretive and beneficial use of the anticipated proceeds, at this time, is the repurchase of our shares.”

“As the world continues to work to find solutions to the current global pandemic, we have the highest confidence in our operating partners and their employees as they fight on the front lines to take care of those most at risk,” Simpson said.

Purchases will be made in accordance with Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Act”), and may be made in either the open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Act. The timing and amount of any repurchases under the repurchase program will be determined by LTC’s board and management at its discretion based on a variety of factors, including but not limited to the trading volume and price of the Company’s common stock, potential other uses for the capital, legal requirements and market, economic conditions and other conditions established under the plans. Repurchased shares may be reissued in connection with other corporate purposes. The repurchase program does not obligate the Company to acquire any particular amount of common stock and will be subject to federal securities laws and other legal requirements. The repurchase program will terminate upon the earliest to occur of certain specified events as set forth therein. The program may be modified, discontinued or suspended at any time without prior notice.

About LTC Properties

LTC is a real estate investment trust (REIT) investing in seniors housing and health care properties primarily through sale-leasebacks, mortgage financing, joint-ventures and structured finance solutions including preferred equity and mezzanine lending. LTC holds more than 200 investments in 28 states with 30 operating partners. The portfolio is comprised of approximately 50% seniors housing and 50% skilled nursing properties. Learn more at www.LTCreit.com.

Forward-Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.